Exhibit 99.1

NEWS RELEASE

Helios Technologies to Begin Trading Under New Ticker Symbol:  HLIO

•	Helios Management to Ring Opening Bell at Nasdaq on Friday, June 14
•	Ticker Change Will Be Effective on Monday, June 17

Sarasota, FL, June 14, 2019 — Helios Technologies (Nasdaq: SNHY), a global industrial technology leader announced that its shareholders approved an amendment to its articles of incorporation to change the name of the corporation to Helios Technologies, Inc. at its annual meeting of shareholders yesterday.  Additionally, effective on Monday, June 17, Helios Technologies will begin trading on the Nasdaq under its new ticker symbol “HLIO.”  To celebrate the changes, representatives of Helios Technologies will ring the Nasdaq Opening Bell this morning.  The ceremony will be available on the Company’s website at www.heliostechnologies.com.

Wolfgang Dangel, the Company’s President and Chief Executive Officer, commented, “Last August, we changed our business name to Helios Technologies, recognizing that the parent company is evolving in accordance with our Vision 2025 strategy and needs to remain independent from our operating brands.  We are pleased that our shareholders agree with this evolution, evidenced by their approval of the legal name change at yesterday’s meeting.  A natural progression is the ticker change, to align with our new legal name.  We look forward to continuing the successful execution of our strategy under our new identity.”

About Helios Technologies
Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company does business through its operating subsidiaries around the world, including Sun Hydraulics, Enovation Controls, and Faster Group.  The Company operates in two business segments, Hydraulics and Electronics.  There are three key technologies within our Hydraulics segment: cartridge valve technology (“CVT”), quick-release hydraulic coupling solutions (“QRC”) and hydraulic system design (“Systems”). Within CVT, our products provide functions important to a hydraulic system: to control rates and direction of fluid flow and to regulate and control pressures. QRC products allow users to connect and disconnect quickly from any hydraulic circuit without leakage and ensure high-performance under high temperature and pressure using one or multiple couplers. Systems provide engineered solutions for machine users, manufacturers or designers to fulfill complete system design requirements including electro-hydraulic, remote control, electronic control and programmable logic controller systems, as well as automation of existing equipment. In our Electronics segment, we are a leader in display and control integration solutions offering rugged and reliable instruments, coupled with expertise in J1939 engine protocol, to produce an industry-leading array of easy-to-read displays and gauges for controller area network (“CAN”) transmitted engine data and faults. We refer to this technology as Electronic Controls (“EC”).

Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200